EXHIBIT 99.1

Frequency Electronics, Inc. Announces Third Quarter Fiscal Year 2015 Results

MITCHEL FIELD, N.Y., March 11, 2015 (GLOBE NEWSWIRE) -- Frequency Electronics, Inc. (Nasdaq:FEIM) reported revenues for the third quarter of fiscal 2015, which ended January 31, 2015, of $18.4 million, compared to $18.2 million recorded in the third quarter of fiscal 2014. Revenues for the first nine months of fiscal 2015 were $57.4 million compared to $52.1 million recorded in the same period of fiscal year 2014.

Operating profit was $997,000 for the quarter ended January 31, 2015, compared to $1.3 million in the third quarter of the prior year. Operating profit for the first nine months of fiscal year 2015 was $3.7 million compared to $3.5 million in the same period of fiscal year 2014. Net income for the third quarter of fiscal 2015 was $878,000 or $0.10 per diluted share, compared to $1.2 million or $0.14 per diluted share for the third quarter of the prior year. For the year to date, net income was $2.9 million or $0.33 per diluted share compared to the prior year's $3.3 million or $0.37 per diluted share. The prior year's results included $736,000 in net proceeds from the sale of certain manufacturing equipment under a license agreement.

Commenting on these results, Chairman of the Board General Joseph Franklin said: "During the past quarter, and since the end of that period, FEI has made good progress in meeting our long-standing challenge of expanding production throughput capacity. Increased costs associated with this expansion effort, along with product mix, impacted our margins and revenue recognition for the period. Throughput capacity objectives should be substantially achieved by the end of the current quarter which ends our fiscal year. We are ready to handle larger new satellite payload contracts. Looking ahead, our focus will remain on potential corporate transaction opportunities and on rationalizing our segment assets and operations in order to enhance shareholder value."

Fiscal 2015 Selected Financial Metrics and Other Items:

  For the nine months ended January 31, 2015, satellite payload revenues continued to account for more than 60% of consolidated revenues.  Satellite payloads account for over three-fourths of Company's consolidated backlog.

  For the nine months ended January 31, 2015, total sales for U.S. Government/DOD end-use, including revenues on U.S. Government satellite programs, was approximately 45% of consolidated revenues. More than half of funded backlog is related to products for U.S. Government end-use.

  Backlog at January 31, 2015 is approximately $41 million compared to $48 million as of the beginning of fiscal year 2015. Satellite backlog to-date does not include orders for the Company's new satellite payload microwave receivers/converters product line.

  In the third quarter of fiscal year 2015, both FEI-NY and FEI-Zyfer contributed to operating profits while Gillam-FEI recorded an operating loss of $194,000.

  During the quarter ended January 31, 2015, the Company generated positive operating cash flow of $1.7 million. With an historically high level of billed accounts receivable as contractual and production milestones were met, the Company expects to continue to generate substantial positive cash flow in subsequent fiscal quarters.

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Wednesday, March 11, 2015, at 4:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-877-407-9205. International callers may dial 1-201-689-8054. Ask for the Frequency Electronics conference call.

The call will be archived on the Company's website through April 11, 2015. The archived call may also be retrieved at 1-877-660-6853 (domestic) or 1-201-612-7415 (international) using Conference ID #: 13603970.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications.  Frequency's products are used in satellite payloads and in other commercial, government and military systems including C4ISR markets, missiles, UAVs, aircraft, GPS, secure radios, energy exploration and wireline and wireless communication networks.  Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs.  The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets.

Frequency's Mission Statement: "Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 46 GHz, for space and other challenging environments."

Subsidiaries and Affiliates: Gillam-FEI provides expertise in network synchronization and monitoring; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing capabilities; FEI-Elcom Tech provides added resources for state-of-the-art RF microwave products.  Frequency's Morion affiliate supplies high-quality, cost effective oscillators and components.  Additional information is available on the Company's website: www.frequencyelectronics.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations

	Quarter Months Ended		Nine Months Ended
	January 31		January 31,
	2015	2014	2015	2014
	(unaudited)
	(in thousands except per share data)
Revenues	$18,381	$18,218	$57,364	$52,052
Cost of Revenues	12,485	12,107	39,129	33,443
Gross Margin	5,896	6,111	18,235	18,609
Selling and Administrative	3,578	3,488	10,548	10,534
Research and Development	1,321	1,363	3,965	4,589
Operating Profit	997	1,260	3,722	3,486
Interest and Other, Net	81	378	613	1,369
Income before Income Taxes	1,078	1,638	4,335	4,855
Income Tax Provision	200	420	1,450	1,570
Net Income	$ 878	$ 1,218	$ 2,885	$ 3,285

Net Income per Share:
Basic	$0.10	$0.14	$ 0.34	$ 0.39
Diluted	$0.10	$0.14	$ 0.33	$ 0.37
Average Shares Outstanding
Basic	8,609	8,537	8,596	8,516
Diluted	8,874	8,857	8,864	8,806

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	January 31,	April 30,
	2015	2014
	(in thousands)
ASSETS
Cash & Marketable Securities	$ 18,288	$ 23,728
Accounts Receivable	10,360	7,741
Costs and Estimated Earnings in Excess of Billings, net	12,369	10,439
Inventories	41,036	41,227
Other Current Assets	5,257	4,727
Property, Plant & Equipment	13,078	11,240
Other Assets	20,459	20,359
	$120,847	$119,461
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$ 9,140	$ 9,697
Long-term debt	8,400	10,100
Other Long-term Obligations	11,595	11,318
Stockholders' Equity	91,712	88,346
	$120,847	$119,461
CONTACT: Alan Miller, CFO, or General Joseph P. Franklin, Chairman:
         TELEPHONE: (516) 794-4500
         WEBSITE: www.frequencyelectronics.com